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                                                                    Exhibit 10.1


                               TMP WORLDWIDE INC.
                                622 THIRD AVENUE
                               NEW YORK, NY 10017


                                      September 11, 2002


Mr. Michael Sileck

Dear Mike:

            This will confirm our understanding and agreement with respect to your continued employment as Chief Financial Officer of TMP Worldwide Inc. (the "Company"). You and the Company hereby agree as follows:

         1. The Company agrees to employ you and you agree to be employed by the Company as Chief Financial Officer, with such duties and responsibilities with respect to the Company and its affiliates as the Company's Chief Executive Officer ("CEO") or Board of Directors (the "Board") shall reasonably direct. You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties. You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and to adhere to any and all of the employment policies of the Company.

         2. The term of this agreement is for a period of 3 years, provided, however, that this agreement and your employment with the Company is subject to earlier termination at any time as provided in Section 4 below.

         3. In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $500,000 per year (prorated for periods of less than one year) in regular installments in accordance with the Company's payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company's policies, (c) provide you with 4 weeks vacation per year in accordance with the Company's policies (prorated for periods of less than one year), (d) provide you with annual bonuses from time to time on the basis of satisfaction of such EPS and/or other targets as are determined by the CEO or the Board with respect to each calendar year, provided, however, that for calendar 2002 you will receive a guaranteed bonus of $500,000 (except in the event you terminate your employment with the Company prior to December 31, 2002, such bonus shall be pro-rated for any period of less than the full ten months between March 1, 2002 and December 31, 2002), which bonus is payable in February 2003, (e) provide you with reimbursement of business expenses in accordance with the Company's policies subject to the presentation of appropriate receipts and invoices therefore (it being understood that you will be eligible for first class airline travel for business purposes), and (f) provide you with a car service or car allowance for business related purposes. Your base salary will be reviewed on an annual basis, it being understood that any increases in compensation shall

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Mr. Michael Sileck
September 11, 2002
Page 2


be subject to the sole discretion of the Company's CEO and Board.

         4. You may terminate this agreement at any time upon 60 days' prior written notice. The Company may terminate this agreement at any time upon written notice. This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period. It is understood and agreed that in the event that this agreement is terminated by the Company in accordance with the second sentence of this Section 4 other than for Cause (as defined below), then subject to (i) your execution and delivery of the Company's then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (i) receive as severance your then applicable base salary hereunder for a period of twelve months (the "Specified Period"), payable in regular installments in accordance with the Company's applicable payroll practice for salaried employees and (ii) during the Specified Period, have the Company make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions as would have been made available to you had you remained employed by the Company during such period. Except as expressly provided in the preceding sentence, or elsewhere in this agreement or under the terms of any written option or stock bonus agreement between the parties, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination. "Cause" shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CEO or the Board that remains unremedied for a period of twenty (20) days after the CEO or the Board has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after the CEO or the Board has given written notice to you specifying in reasonable detail your failure to comply; or
(iii) your indictment for (a) a felony, (b) criminal dishonesty or (c) fraud. The parties agree that the definition of "Cause" in Section 6 of the option agreement dated February 22, 2002 (the "February Option Agreement") and in paragraph 2 of the Stock Bonus Agreement dated March 4, 2002 are hereby amended to be consistent with the definition of "Cause" set forth in the preceding sentence. In the event that your employment is terminated by you within a period of twelve months following a Change in Control (as defined below) such event shall, for the purposes of post termination compensation under this agreement only, be deemed to be a termination by the Company without "Cause", subject, however to the provisions of Section 7 below.

         5. You acknowledge that you have not relied on any representation not set forth in this agreement. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

         6. In the event of the termination of your employment by the Company for reasons other than Cause, the options granted to you under the February Option Agreement, as

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Mr. Michael Sileck
September 11, 2002
Page 3


well as any other options granted to you by the Company from time to time pursuant to written option agreements, shall automatically and immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement, and (iii) in the event of any Change in Control (as defined in February Option Agreement):

                  (a) the options covered by the February Option Agreement and any other options which may be granted to you by the Company from time to time pursuant to written option agreements, shall automatically and immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement; and

                  (b) the shares of Company Common Stock covered by the Stock Bonus Agreements dated March 4, 2002 and September 11, 2002 shall automatically and immediately become fully vested,

subject in each case of (a) and (b) to the provisions of Section 7 below.

         7. Notwithstanding anything in Section 6 or the last sentence of
Section 4 to the contrary, you shall in no event be entitled to any payment or acceleration of options or shares of Company common stock that would cause any portion of the amount received by you to constitute an "excess parachute payment" as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In furtherance of the provisions of this Section 7, the following provisions shall apply:

                           (1) Anything in this agreement to the contrary
                  notwithstanding, in the event that any payment or acceleration of options or shares of Company common stock by the Company to or for your benefit (collectively, a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for your benefit pursuant to this agreement or any option or stock bonus agreement shall be reduced to the Reduced Amount (as defined below). Any such reduction shall be accomplished first by reducing the number of options to acquire Company common stock and shares of Company common stock covered by stock bonus agreements which otherwise would have immediately vested in full, as determined in the reasonable discretion of the Board (provided that any options and shares of Company common stock so reduced shall continue to vest in accordance with the terms of the applicable agreements irrespective of your continued employment or, if earlier, the date or dates on which such options or shares can vest without being deemed nondeductible, as determined in the reasonable discretion of the Board); and second, if necessary, by reducing cash payments constituting part of the payments or other consideration to which you become entitled (collectively, such cash payments, other consideration and the aggregate present value of the immediate vesting of options and shares of Company common stock (calculated in accordance with Section 280G of the Code and any regulations promulgated thereunder) are referred to as the "Severance Amount").
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Mr. Michael Sileck
September 11, 2002
Page 4


                           (2) The "Reduced Amount" shall be the amount,
                  expressed in present value, which maximizes the aggregate present value of the Severance Amount without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this clause (2), present value shall be determined in accordance with Section 280(d)(4) of the Code.

                           (3) All determinations required to be made under this
                  Section 7 shall be made by the Company's independent public accountants (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and you. Any such determination by the Accounting Firm shall be binding upon the Company and you.

                           (4) It is possible that as a result of the
                  uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, a portion of the Severance Amount will have been made by the Company which should not have been made ("Overpayment") or that an amount in addition to the Severance Payment which will not have been made could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.

                                    (x) Overpayment. In the event that the
                           Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against you which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be treated for all purposes as a loan ab initio (from the beginning) to you which you shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

                                    (y) Underpayment. If precedent or other
                           substantial authority indicates that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

         8. All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the CEO at the address set forth on the first page of this agreement (with a copy to Myron Olesnyckyj, TMP Worldwide Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.
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Mr. Michael Sileck
September 11, 2002
Page 5


         9. You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company. All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time. The Company acknowledges that the sign on bonus provided in Section 3 of the letter agreement between the parties dated December 31, 2001 (the "Prior Employment Agreement") is not refundable.

         10. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company's affiliates, including but not limited to the Prior Employment Agreement, (ii) may be signed in counterparts,
(iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally.

         Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

                                 Very truly yours,

                                 TMP WORLDWIDE INC.


                                 By: /s/ Andrew J. McKelvey
                                    ------------------------------------------
                                 Name:  Andrew J. McKelvey
                                 Title: CEO

Accepted and agreed:



/s/ Michael Sileck
---------------------------------
Michael Sileck